Exhibit 99.1

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP. PRICE PRIVATE PLACEMENT OF $150 MILLION 6.75% SENIOR NOTES DUE 2022

OVERLAND PARK, Kan., June 10, 2014 (GLOBENEWSWIRE)  — Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced that they have priced a private placement to eligible purchasers of $150 million in aggregate principal amount of 6.75% Senior Notes due 2022 at 104.00%, plus accrued interest from November 4, 2013. The offering constitutes a further issuance of Ferrellgas, L.P.’s and Ferrellgas Finance Corp.’s 6.75% Senior Notes due 2022 first issued on November 4, 2013, in the aggregate principal amount of $325 million. The notes in the offering form a single class and series with the previously issued notes for all purposes under the indenture that governs the 6.75% Senior Notes due 2022 (including, without limitation, waivers, amendments, redemptions and offers to purchase).   Ferrellgas, L.P. and Ferrellgas Finance Corp. intend to use the net proceeds from the offering for general corporate purposes, including to repay indebtedness under their secured credit facility, and to pay related transaction fees and expenses. The offering is expected to close on June 13, 2014, subject to the satisfaction of customary closing conditions.

The offering has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States only to non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements include the issuers’ plans to complete a private placement of $150 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Alan Heitmann, Investor Relations, 816-792-6879